Exhibit 23.2

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (No. 333-123783) on Form S-3 of Molina Healthcare, Inc. of our report dated February 27, 2004, except for note 12, which is as of July 1, 2004, with respect to the consolidated balance sheet of Healthcare Horizons, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2003, which report appears in the Form 8-K/A of Molina Healthcare, Inc. dated September 13, 2004, and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Albuquerque, New Mexico

May 4, 2005